Exhibit 99.1

Source: CombiMatrix Corporation

CombiMatrix Corporation Reports
Second Quarter 2008 Financial Results

MUKILTEO, Wash., August 13, 2008 — (PRIMENEWSWIRE) — CombiMatrix Corporation (Nasdaq: CBMX) today reported its financial results for the three and six months ended June 30, 2008. Key highlights for the second quarter and through the date of this release include the following:

•                  55% year-over-year revenue increase from Q2-2007 to Q2-2008

•                  421% year-over-year increase in diagnostic service revenue from Q2-2007 to Q2-2008

•                  45% quarter-over-quarter increase in diagnostic service revenue from Q1-2008 to Q2-2008

•                  Six consecutive quarters of overall revenue growth

•                  Continued launch of additional diagnostic tests

•                  Additional contracts with the U.S. Department of Defense

•                  $10 million in convertible debt financing

•                  Final judgment entered against National Union of $35.7 million

“For the second quarter of 2008, we achieved revenues of $2.1 million, which represents a 55% increase in revenue over the second quarter of 2007. While this was a modest increase in total revenue from the first quarter of 2008, our diagnostics revenue increased by 421% and 45% relative to the second quarter of 2007 and the first quarter of 2008, respectively,” commented Dr. Amit Kumar, President and CEO of CombiMatrix Corporation. “We continue to see growth in our diagnostics business and expect to begin reaching critical mass soon.”

“In addition, we continued to focus on reducing operating costs compared to the prior year. Our net cash burn was $2.5 million and $5.2 million for the three and six months ended June 30, 2008, compared to $2.7 million and $6.9 million during the comparable periods in 2007. This represents a 7% and 25% reduction in net cash burn for the three and six months ended June 30, 2008 vs. the comparable 2007 periods, respectively. In July 2008, we raised $10.0 million from issuing a convertible debenture and common stock warrants to a single institutional investor by leveraging our recent court judgment, thereby substantially strengthening our balance sheet and enabling us to continue executing our diagnostics strategies. Additionally, a final judgment of $35.7 million was entered in our favor by the U.S. District Court for the Central District of California in our case against National Union,” concluded Dr. Kumar.

Operating Results — Three Months Ended June 30, 2008 vs. 2007

Revenues for the second quarter of 2008 were $2.1 million versus $2.0 million for the first quarter of 2008 and $1.3 million in the second quarter of 2007. Second quarter 2008 revenues were comprised of $968,000 in government contact revenues and $1.1 million in CustomArrayTM product, equipment and service revenues, including $396,000 in diagnostic services revenue. Second quarter 2007 revenues were comprised of $679,000 of government contract revenues and $657,000 of CustomArrayTM product, equipment and service revenues, including $76,000 in diagnostic services revenue.

Operating expenses for the second quarter of 2008 were $5.4 million versus $4.9 million in the comparable 2007 period. Operating expenses included research and development and marketing, general and administrative expenses of $890,000 and $2.4 million, respectively, versus $1.1 million and $2.3 million, respectively, in the comparable 2007 period. Included in these amounts were non-cash stock compensation charges totaling $379,000 in the second quarter of 2008 versus $261,000 in the comparable 2007 period.

Net loss for the second quarter of 2008 was $3.3 million versus $3.6 million in the comparable 2007 period. The 2007 results included non-cash charges of $145,000 related to the adjustment of our previous long-term warrant liability for changes in fair value. There were no such adjustments during the second quarter of 2008 as we no longer classify our outstanding warrants as liabilities, but instead as a component of permanent equity. Excluding the effects of the warrant liability adjustments in 2007, our second quarter net loss improved by $159,000, or 5%, compared to the second quarter of 2007.

Operating Results — Six Months Ended June 30, 2008 vs. 2007

Revenues for the six months ended June 30, 2008 were $4.1 million versus $2.5 million for the comparable 2007 period. Revenues in 2008 were comprised of $2.1 million in government contact revenues and $2.0 million in CustomArrayTM product, equipment and service revenues, including $669,000 in diagnostic services revenue. Revenues in 2007 were comprised of $1.2 million of government contract revenues and $1.3 million of CustomArrayTM product, equipment and service revenues, including $105,000 in diagnostic services revenue.

Operating expenses for the six months ended June 30, 2008 were $10.8 million versus $10.7 million in the comparable 2007 period. Operating expenses included research and development and marketing, general and administrative expenses of $2.2 million and $4.5 million, respectively, versus $3.0 million and $4.8 million, respectively, in the comparable 2007 period. Included in these amounts were non-cash stock compensation charges totaling $712,000 in the first half of 2008 versus $736,000 in the comparable 2007 period.

Net loss for the six months ended June 30, 2008 was $6.6 million versus $5.7 million in the comparable 2007 period. The 2007 results included non-cash gains of $2.2 million related to the adjustment of our previous long-term warrant liability for changes in fair value. There were no such adjustments for the six months ended June 30, 2008 as discussed above. Excluding the effects of the warrant liability adjustments in 2007, our 2008 year-to-date net loss improved by $1.3 million, or 16%, compared to 2007.

Financial Position

Total assets were $31.0 million as of June 30, 2008 compared to $35.8 million as of December 31, 2007. Cash, cash equivalents and available-for-sale investments totaled $3.8 million as of June 30, 2008 compared to $8.2 million as of December 31, 2007. Of the $3.8 million of cash and investments, $1.7 million were held in certain auction rate securities, $782,000 of which were classified as a long-term asset as of June 30, 2008. In mid-February of 2008, the market for auction rate securities collapsed and our holdings in these securities are currently illiquid. For the three and six months ended June 30, 2008, we recorded temporary, unrealized holding losses of $66,000 and $135,000, respectively, to reflect our auction rate securities at fair value as of June 30, 2008.

At December 31, 2007, we anticipated that our cash, cash equivalents and anticipated cash flows from operations would be sufficient to meet our cash requirements through September of 2008. In order for our company to continue as a going concern beyond this point and ultimately to achieve profitability, we will be required to obtain capital from external sources, increase revenues and reduce operating costs. As a result, the anticipation that we would be required to obtain additional financing in the foreseeable future raised substantial doubt about our ability to continue as a going concern beyond September of 2008, which resulted in an explanatory paragraph in our external auditors’ report for our year-ended December 31, 2007.

On March 7, 2008, we announced that the U. S. District Court for the Central District of California (the “Federal Court”) issued a judgment (the “Judgment”) in favor of our former parent company and CombiMatrix by awarding us $32.1 million in monetary damages, to be paid by our insurance carrier, National Union Fire Ins. Co. of Pittsburgh, PA (“National Union”), which had refused to defend and indemnify us under our director and officer insurance policy with National Union. On April 23, 2008, the Court awarded CombiMatrix an additional $3.6 million in attorneys’ fees and litigation costs relating to its previous Judgment against National Union, thereby increasing the overall award payable to us to $35.7 million. This award was entered as a Final Judgment in May 2008, and will continue to earn interest until paid. National Union has appealed the Judgment, and we intend to vigorously defend against the appeal. In accordance with a distribution agreement entered into between us and our former parent company, all proceeds from the lawsuit will be paid to us, subject to the security interest of the institutional investor described below.

On July 11, 2008, we announced the receipt of $10 million from the issuance of a secured convertible debenture to a single institutional investor, the terms of which are described in more detail below. In management’s view, the addition of this cash will allow us to meet our cash requirements into the third quarter of 2009.

Business Highlights and Recent Developments

Business highlights of the second quarter and recent developments include:

•                  On April 8, 2008, our subsidiary, CombiMatrix Molecular Diagnostics, Inc. (“CMDX”) launched BAC HD Scan Test for over 125 genetic abnormalities that cause developmental delay in children, including the recently published Autism-linked markers. This test represents the highest level of multiplexing of any diagnostic ever offered.

•                  On April 24, 2008, we announced that the Federal Court had increased the award previously issued in favor of CombiMatrix to be paid by National Union by $3.6 million, thereby increasing the overall award to a total of $35.7 million. On May 23, 2008, we announced that the Federal Court had entered this award as a final Judgment against National Union, which has subsequently appealed the Judgment.

•                  On June 4, 2008, we announced the publication of a multi-institute evaluation of our HemeScanTM test for CLL by the journal, Expert Opinions in Molecular Diagnostics (2008) 2(6): 1-10. The study, which was led by Dr. Shelly Gunn, Medical Director of CMDX, and which included collaborators from the M.D. Anderson Cancer Center, Texas, the Netherlands Cancer Institute, Amsterdam, and the University of Texas Health Science Center, San Antonio, evaluated over 170 patients with chronic lymphocytic leukemia (CLL) by the HemeScan test. The results of the study concluded that CMDX’s HemeScan test is a powerful and cost-effective tool for genome-wide risk assessment in the clinical evaluation of CLL. On August 12, 2008, we announced the publication of a validation study in the Journal of Molecular Diagnostics ((2008) 10:442-451), which augments the previous publication and provides further support for the superiority of HemeScan for the management of CLL patients.

•                  On June 25, 2008, we announced that we had been selected to join the Russell Microcap Index.

•                  On July 11, 2008, we announced that we had issued a $10 million secured convertible debenture (the “Debenture”) to a single institutional investor. The Debenture is due on the earlier of July 10, 2010 or within four months after payment from National Union in accordance with the $35.7 million Judgment issued by the Federal Court. The Debenture bears annual interest of 10% and is convertible into common stock of CombiMatrix at any time at a conversion price of $11.87 per share, which is equivalent to 842,460 shares of our common stock. Interest payments are to be made quarterly beginning October 2008. The Debenture is secured by the Judgment as well as other assets of CombiMatrix. We also have the right to force conversion of the Debenture upon meeting certain trading conditions of our common stock. In addition to the Debenture, we issued two warrants (the “Warrants”) to the investor: one warrant to purchase 168,492 shares of common stock at an exercise price of $11.87, and another warrant to purchase 168,492 shares of common stock at an exercise price of $13.65. The term of the Warrants is five years, and we have the right to call the Warrants upon meeting certain trading conditions of our common stock.

•                  On July 14, 2008, we announced that we had received a new contract from the U.S. Department of Defense to continue development of our microarray products and technologies for military use. The new contract was for $922,610, to be executed over a fifteen-month period.

•                  On July 22, 2008, we announced that CMDX had launched an updated version of its ATScanTM test for pre-disposition screening for autism. The ATScan test was been updated to encompass recent discoveries published in the journal, Science, which confirmed the role of several new genomic imbalances in the etiology of Autism Spectrum Disorder (Morrow et al., Science, 11 July 2008, Vol 321).

•                  On August 4, 2008, we announced that we were awarded a $249,226, six-month contract from the Defense Advanced Research Projects Administration (or “DARPA”) for the development of label-free detection techniques using our microarray technology.

•                  On August 6, 2008, we announced that Dr. Colin Collins, a renowned expert in prostate cancer, had joined our scientific advisory board. More information about Dr. Collins can be found at http://urology.ucsf.edu/faculty/facCollins.html.

***

A conference call has been scheduled for today. The presentation and Q&A session will start at 1:30 p.m. Pacific Time (4:30 p.m. Eastern).

To listen to the presentation by phone, dial 1-800-704-9804 for domestic callers and 1-404-920-6604 for direct dial or international callers. All callers will need to provide the participant code 259491# (259491 followed by the# key). A replay of the audio presentation will be available for 14 days using the same dial-in numbers, but the participant code for the recorded playback is 226523# (226523 followed by the# key).

The call is being webcast live and can be accessed at CombiMatrix’s website at www.combimatrix.com, in the Investor section.

ABOUT COMBIMATRIX CORPORATION

We are a diversified biotechnology business, through the development of proprietary technologies, products and services in the areas of drug development, genetic analysis, molecular diagnostics, nanotechnology research, defense and homeland security markets, as well as other potential markets where our products and services could be utilized. The technologies we have developed include a platform technology to rapidly produce oligonucleotide arrays for use in identifying and determining the roles of genes, gene mutations and proteins. We make the arrays using our patented in situ electrochemical synthesis process, which provides the ability to easily change array content to stay current with new developments and to meet the evolving needs of our customers. This technology has a wide range of potential applications in the areas of genomics, proteomics, biosensors, drug discovery, drug development, diagnostics, combinatorial chemistry, material sciences and nanotechnology. We have also developed the capabilities of producing arrays that utilize bacterial artificial chromosomes on our arrays, also enabling genetic analysis. Other technologies include proprietary molecular synthesis and screening methods for the discovery of potential new drugs. CombiMatrix Molecular Diagnostics, Inc. (“CMDX”), our wholly owned subsidiary located in Irvine, California, has developed capabilities of producing arrays that utilize bacterial artificial chromosomes, which also enable genetic analysis. CMDX functions primarily as a diagnostics reference laboratory.

Additional information about CombiMatrix Corporation is available at www.combimatrix.com or by calling 1-800-985-CBMX (2269). Additional information about CMDX is available at www.cmdiagnostics.com or by calling 1-800-710-0624.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This news release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  These statements are based upon our current expectations and speak only as of the date hereof.  Our actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including the recent economic slowdown affecting technology companies, our ability to successfully develop products, rapid technological change in our markets, changes in demand for our future products, legislative, regulatory and competitive developments and general economic conditions.  Our Annual Report on Form 10-K, recent and forthcoming Quarterly Reports on Form 10-Q, recent Current Reports on Forms 8-K and 8-K/A, and other SEC filings discuss some of the important risk factors that may affect our business, results of operations and financial condition.  We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

Contact:

Dr. Amit Kumar

President and Chief Executive Officer, CombiMatrix Corporation
Tel (425) 493-2000; Fax (425) 493-2010

COMBIMATRIX CORPORATION

CONSOLIDATED SUMMARY FINANCIAL INFORMATION

(In thousands, except share and per share information)

(Unaudited)

CONSOLIDATED BALANCE SHEET INFORMATION

	June 30,	December 31,
	2008	2007

Total cash, cash equivalents and available-for-sale investments	$3,756	$8,234
Total assets	$31,047	$35,843
Total liabilities	$4,310	$3,201
Total shareholders’ equity	$26,737	$32,642

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007

Revenues:
Government contracts	$968	$679	$2,037	$1,228
Products	597	458	1,152	898
Services	440	137	743	222
Collaboration agreements	62	62	124	125
Total revenues	2,067	1,336	4,056	2,473

Operating expenses:
Cost of government contract revenues	955	641	1,969	1,175
Cost of products and services	507	248	934	551
Research and development expenses	890	1,102	2,213	2,950
Marketing, general and administrative expenses	2,397	2,304	4,480	4,789
Patent amortization and royalties	361	344	722	662
Equity in loss of investees	241	250	490	522
Total operating expenses	5,351	4,889	10,808	10,649
Operating loss	(3,284)	(3,553)	(6,752)	(8,176)

Other income (expense):
Interest income	25	131	125	281
Interest expense	(4)	—	(5)	—
Warrant gains (charges)	—	(145)	—	2,233
Total other income	21	(14)	120	2,514
Net loss	$(3,263)	$(3,567)	$(6,632)	$(5,662)

Basic and diluted net loss per share	$(0.54)		$(1.10)

Basic and diluted weighted average common shares outstanding	6,025,844		6,011,465